Exhibit 3

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby (i) agree to the joint filing with all other Reporting Persons (as such term is defined in the statement on Schedule 13D) of a statement on Schedule 13D (including amendments thereto) with respect to the common shares, par value $0.01, of SeaCube Container Leasing Ltd. and (ii) agree that this Agreement be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

Date:  January 28, 2013

Ontario Teachers’ Pension Plan Board

By:	/s/ Melissa Kennedy
Name:	Melissa Kennedy
Title:	General Counsel, Corporate Secretary and Senior Vice-President, Corporate Affairs

2357575 Ontario Limited

By:	/s/ Melissa Kennedy
Name:	Melissa Kennedy
Title:	Authorized Signatory